Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com
Mark E. Yale Executive V.P., CFO 614.887.5610 myale@glimcher.com	Lisa A. Indest Senior V.P., Finance and Accounting 614.887.5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, April 25, 2012

GLIMCHER REPORTS FIRST QUARTER 2012 RESULTS

•Mall store sales improved 10% to $414 per square foot at March 31, 2012
•Positive growth in comparable mall net operating income of 1.1% in the first quarter of 2012

COLUMBUS, OH - April 25, 2012 - Glimcher Realty Trust (NYSE: GRT) today announced financial results for the first quarter ended March 31, 2012. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is contained in a later section of this press release. References to per share amounts are based on diluted common shares.

“We are pleased to see the Company's fundamentals remain strong as we continue execution of our strategic plan to invest in high quality assets and strengthen our balance sheet and overall liquidity position,” stated Michael P. Glimcher, Chairman of the Board and CEO. “In the first quarter, the Company experienced steady growth in net operating income and continues to see strong momentum in building store sales per square foot. We have taken significant steps to increase our ownership interest in highly productive assets like Pearlridge Center and Town Center Plaza.”

Net loss to common shareholders during the first quarter of 2012 was $11.4 million, or $0.10 per share, as compared to a net loss of $6.0 million, or $0.06 per share, in the first quarter of 2011. Funds From Operations (“FFO”) during the first quarter of 2012 was $14.5 million, or $0.12 per share, compared to $13.2 million, or $0.13 per share, in the first quarter of 2011. Adjusted FFO for the first quarter of 2012 was $17.8 million, or $0.15 per share compared to adjusted FFO of $14.8 million, or $0.15 per share for the first quarter of 2011. Adjusted FFO for the first quarter of 2012 excludes the non-cash charge of $3.3 million related to the write down of a note receivable from the Company's Tulsa joint venture, which holds the Tulsa Promenade mall located in Tulsa, Oklahoma (“Tulsa”). Adjusted FFO for the first quarter of 2011 excludes swap termination fees and the write-off of unamortized deferred loan fees related to several early debt extinguishments.

First Quarter Earnings Highlights

•
Total revenues were $69.8 million in the first quarter of 2012, compared to total revenues of $64.0 million in the first quarter of 2011. The $5.8 million increase in total revenues resulted primarily from revenue growth of $2.0 million from Scottsdale Quarter®, an open-air center in Scottsdale, Arizona (“Scottsdale”) and $3.4 million of revenue from the Town Center Plaza in Leawood, Kansas that was acquired in December 2011.

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Net loss to common shareholders was $11.4 million in the first quarter of 2012, compared to a net loss of $6.0 million in the first quarter of 2011. The increase in net loss was primarily due to the Company's pro-rata share of a non-cash impairment charge on Tulsa, which amounted to $3.9 million, and a related non-cash charge of $3.3 million from the write down of the note receivable due to the Company from an affiliate of the Tulsa joint venture. These losses were partially offset by improved net operating income at the properties and lower charges associated with debt extinguishment costs.

•
Net operating income (“NOI”) for comparable mall properties, including the pro-rata share of the malls held through joint ventures, increased approximately 1.1% for the three months ended March 31, 2012 from the three months ended March 31, 2011.

•
Average store rents for the Core Malls were $33.63 per square foot (“psf”) at March 31, 2012, a 0.5% improvement from $33.47 psf at March 31, 2011. Average in-line store rents include in-line permanent retail stores that are less than 10,000 square feet. Core Malls include all of the Company's mall properties, both wholly-owned and joint venture properties.

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Re-leasing spreads for the Core Malls increased by 7% for the non-anchor leases signed during the first quarter of 2012, with base rents averaging $30.53 psf. Re-leasing spreads represent the percentage change in base rent for permanent leases signed, both new leases and renewals, to the base rent for comparative tenants for those leases where the space was occupied in the previous twenty-four months.

•	Total occupancy for Core Malls decreased to 93.8% at March 31, 2012, compared to 94.1% at March 31, 2011.

•
Average store sales in the Core Malls increased 10.1% to $414 psf for the twelve months ended March 31, 2012, compared to $376 psf for the twelve months ended March 31, 2011. Average store sales represent retail sales for mall stores of 10,000 square feet of gross leasable area or less that reported sales in the most recent twelve month period.

•
Comparable store sales for the Company's Core Malls during the three months ended March 31, 2012, compared to the three months ended March 31, 2011, increased by 7.6%, and increased 5.9% for the twelve months ending March 31, 2012 when compared to the same period in 2011. Comparable sales compare only those stores with sales in each respective period ended March 31, 2012 and March 31, 2011.

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Occupancy costs for the twelve months ended March 31, 2012 were 11.0% of tenant sales for Core Mall stores. Occupancy costs include the tenants' minimum rent and costs the tenants pay toward operating costs and real estate taxes.

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Scottsdale Quarter ended the first quarter of 2012 with total occupancy of 85% for the first two phases of the project, comprised of retail at 82% and office at 91%. When including signed leases not yet open, leases out for signature, and outstanding letters of intent, nearly 94% of the gross leasable area for the first two phases for Scottsdale have been addressed. The stabilized yield for the first two phases of Scottsdale, as well as the timing of the yields, is consistent with the Company's previously announced guidance.

Update on Liquidity and Capital Resources

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Debt-to-total-market capitalization at March 31, 2012 (including the Company's pro-rata share of joint venture debt) was 43.5%, based on a common share closing price of $10.22, as compared to 50.6% at December 31, 2011, based on a common share closing price of $9.20. Debt with fixed interest rates represented approximately 96.6% of the Company's consolidated total outstanding borrowings at March 31, 2012, compared to 85.0% at December 31, 2011.

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During the first quarter of 2012, the Company completed a secondary public offering of 23,000,000 common shares at a price of $9.90 per share. The net proceeds from the offering, after deducting underwriting commissions, discounts and offering expenses, were $217.7 million.

•
The Company sold a total of 197,200 common shares, at an average price of $10.02 per share, under its at-the-market (“ATM”) equity offering program during the three months ended March 31, 2012, generating net proceeds of $1.9 million. The proceeds generated from the ATM program were used to repay a portion of the outstanding balance under the Company's corporate credit facility. As of March 31, 2012, the Company has approximately $53.2 million available for issuance under the ATM program.

•
During the first quarter of 2012, the Company executed a contract to purchase the 80% indirect ownership interest in Pearlridge Center in Honolulu, Hawaii from affiliates of Blackstone Real Estate Partners VI (“Blackstone”). The purchase price for this ownership interest will be approximately $289.4 million, which includes Blackstone's pro-rata share of the $175 million mortgage debt currently encumbering the property, resulting in a cash purchase price for Blackstone's interest of approximately $149.4 million. The Company will fund the acquisition with a portion of the proceeds from the secondary public offering completed in the first quarter of 2012. The transaction is expected to close during the second quarter of 2012 and is subject to customary closing conditions.

•
The Company closed on a $77.0 million mortgage loan secured by Town Center Plaza in January 2012. The loan has a fixed interest rate of 5.0% per annum and has a fifteen year term based on a call date of February 1, 2027. Loan proceeds were used to retire the $70.0 million term loan executed in connection with the purchase of Town Center Plaza in December 2011. The remaining proceeds were used to reduce outstanding borrowings on the Company's corporate credit facility.

•
The loan on Tulsa matured on March 14, 2012 and is currently in default. The lender has not initiated any adverse actions against the property and the Tulsa joint venture, in which the Company has a 52% interest, is engaged in active discussions with the lender regarding an extension of the loan's term for an additional six months and the continued marketing of Tulsa for sale.

2012 Outlook

As of the date of this release, the Company expects diluted net loss per share to be in the range of $(0.06) to $(0.01) for the year ending December 31, 2012, and expects diluted FFO per share to be in the range of $0.59 to $0.64 for the year ending December 31, 2012. Adjusted FFO (“AFFO”) per share, which excludes the write-down of the Tulsa note receivable incurred during the first quarter, is estimated to be in the range of $0.61 to $0.66 per diluted share. The guidance for 2012 assumes weighted average shares outstanding of approximately 137.3 million shares. The key driver in the guidance change includes dilution of approximately $0.04 per share associated with the $218 million equity offering in March net of the contribution from the $149.4 million acquisition of Pearlridge Center expected to close during the second quarter. Other than moving the disposition of Tulsa into September of this year, the remaining key assumptions detailed in our initial guidance remain the same. Additionally, the guidance does not reflect any other property dispositions, acquisitions or material capital raises during the remainder of the year.

A reconciliation of the range of estimated diluted net loss per share to estimated adjusted FFO per share for 2012 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.06)	$(0.01)
Add: Real estate depreciation and amortization*	0.65	0.65
Estimated FFO per share	$0.59	$0.64

Add: Tulsa note receivable write-down	$0.02	$0.02

Adjusted FFO per share	$0.61	$0.66

* wholly-owned properties and pro-rata share of joint ventures

For the second quarter of 2012, the Company estimates diluted net (loss) income per share to be in the range of $(0.01) to $0.01 and FFO per share to be in the range of $0.12 to $0.14. A reconciliation of the range of estimated diluted net income per share to estimated FFO per share for the second quarter of 2012 follows:

	Low End	High End
Estimated diluted net (loss) income per share	$(0.01)	$0.01
Add: Real estate depreciation and amortization*	0.13	0.13
Estimated FFO per share	$0.12	$0.14

* wholly-owned properties and pro-rata share of joint ventures

This outlook is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company's definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of the Company's performance. Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results The National Association of REIT (“NAREIT”) defines FFO as net income (loss) available to common shareholders (computed in accordance with Generally Accepted Accounting Principles (“GAAP”)), excluding gains or losses from sales of depreciable property, impairment adjustments associated with depreciable real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  In 2011, the FFO definition was modified to exclude impairment charges on depreciable assets, which had previously been included. Accordingly, the Company has revised FFO to comply with the new definition in each period reported. The Company may also discuss FFO as adjusted. Reconciliations of non-GAAP financial measures to earnings used in this press release are included the press release.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company's properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property's results of operations. In addition, the Company's computation of same mall NOI excludes straight-line adjustments of minimum rents, amortization of above-below market intangibles, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property's performance. Real estate asset related depreciation and amortization, as well as impairment charges are excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT's definition.

First Quarter Conference Call

Glimcher's first quarter investor conference call is scheduled for 11 a.m. ET on Thursday, April 26, 2012. Those wishing to listen to this call may do so by calling 800.659.1942 Pass code: 24261505. This call also will be simulcast and available over the Internet via the website www.glimcher.com. A replay will be available approximately one hour after the Earnings Call through midnight May 10, 2012 by dialing 888.286.8010, Pass code: 80310734, or you can access the webcast replay on the Investor Relations page of the Company's website. Supplemental information about the first quarter operating results is available on the Company's website or at www.sec.gov or by calling 614.887.5632.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed and open-air regional malls, as well as community centers. At March 31, 2012, GRT owned interests in and managed 27 Properties with total gross leasable area totaling approximately 21.5 million square feet, consisting of 24 Malls (19 wholly owned and five partially owned through joint ventures) and three Community Centers (two wholly owned and one partially owned through a joint venture).

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust's Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the Company's debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the Company's existing JV partners, failure to achieve projected returns on development properties, the failure to sell malls and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

Visit Glimcher at: www.glimcher.com

GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended March 31,
Statement of Operations	2012		2011

Total revenues	$69,828		$63,987
Total expenses (1)	(55,163)		(46,642)
Operating Income	14,665		17,345
Interest expense, net	(16,686)		(17,774)
Equity in (loss) income of unconsolidated real estate entities, net (2)	(3,474)		265
Loss from continuing operations	(5,495)		(164)
Discontinued operations:
Income from operations	13		142
Net loss	(5,482)		(22)
Allocation of noncontrolling interest	263		182
Less: Preferred share dividends	(6,137)		(6,137)
Net loss to common shareholders	$(11,356)		$(5,977)

Reconciliation of Net Loss to Common Shareholders to Funds From Operations		Per Diluted Common Share (3)		Per Diluted Common Share (3)
Net loss to common shareholders	$(11,356)		$(5,977)
Allocation to noncontrolling interest (GPLP unit holders)	(263)		(182)
	(11,619)	$(0.10)	(6,159)	$(0.06)
Real estate depreciation and amortization	19,054	0.16	16,145	0.16
Equity in loss (income) of unconsolidated real estate entities, net	3,474	0.03	(265)	(0.00)
Pro-rata share of unconsolidated entities funds from operations	3,564	0.03	3,484	0.03
Funds From Operations	$14,473	$0.12	$13,205	$0.13

Non-cash charges for Tulsa note receivable	$3,322	$0.03	$—	$—
Swap termination fees	—	—	819	0.01
Write-off of deferred loan fees	—	—	729	0.01
Adjusted FFO	$17,795	$0.15	$14,753	$0.15

Weighted average common shares outstanding- basic	117,517		98,234
Weighted average common shares outstanding- diluted (3)	120,271		101,220

Earnings per Share
Loss from continuing operations per common share	$(0.10)		$(0.06)
Discontinued operations per common share	$0.00		$0.00
Loss per common share	$(0.10)		$(0.06)

Loss from continuing operations per diluted common share	$(0.10)		$(0.06)
Discontinued operations per diluted common share	$0.00		$0.00
Loss per diluted common share	$(0.10)		$(0.06)
Adjusted Funds from Operations per diluted common share	$0.15		$0.15

(1) Includes $3.3 million provision to write down a note receivable due from the joint venture that holds Tulsa Promenade Mall in the quarter ending March 31, 2012.
(2) Includes $3.9 million for the Company's joint venture share of an impairment charge on Tulsa Promenade Mall in the quarter ending March 31, 2012.
(3) FFO per share in 2012 and 2011 has been calculated using 120,693 and 101,562 common shares, respectively, which includes common stock equivalents.

GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)
(unaudited)

	March 31, 2012	December 31, 2011

Investment in real estate, net	$1,758,203	$1,754,149
Total assets	$1,980,632	$1,861,099
Mortgage notes and other notes payable	$1,177,949	$1,253,053
Debt / Market capitalization	40.4%	47.7%
Debt / Market capitalization including pro-rata share of joint ventures	43.5%	50.6%

	March 31, 2012	March 31, 2011
Occupancy:
Total Occupancy:
Core Malls (1)	93.8%	94.1%
Malls excluding Joint Ventures	92.9%	93.2%

Average Base Rents:
Core Malls (1):
Mall Anchors (2)	$6.97	$6.79
In-Line Stores under 10,000 sf (3)	$33.63	$33.47

Malls excluding Joint Ventures:
Mall Anchors (2)	$6.43	$6.17
In-Line Stores under 10,000 sf (3)	$32.74	$32.48

(1) Mall properties including joint ventures
(2) Stores over 20,000 sf.
(3) In-line permanent retail stores under 10,000 sf.